Exhibit 99.2

February 20, 2025

Northwest Bancshares, Inc.

3 Easton Oval Street, Suite 500

Columbus, Ohio 43219

Consent to Reference in Proxy Statement/Prospectus

Northwest Bancshares, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Richard A. Grafmyre
Richard A. Grafmyre